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                       CONSENT OF INDEPENDENT  AUDITORS

The Board of Directors and Stockholders
C-COR.net Corp.:

We consent to incorporation herein by reference in Amendment No. 1 to the registration statement on Form S-3 of C-COR.net Corp. of our report dated
July 30, 1999, except as to Note 2, which is as of August 4, 1999, with respect to the balance sheets of Silicon Valley Communications, Inc. (formerly Qualop Systems Corporation) as of June 25, 1999 and June 30, 1998, and the related statements of operations, shareholders' (deficit) equity, and cash flows for the years then ended, which report appears in the Form 8-K/A of C-COR.net Corp. dated September 17, 1999.

KPMG LLP

Mountain View, California
October 20, 1999